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Exhibit 10.29

FIVE YEAR AGREEMENT
BETWEEN

(Grower)

and

AMERICAN CRYSTAL SUGAR COMPANY
(Company)

1.
Grower agrees to prepare land, plant, cultivate, harvest and deliver with respect to the crop years of 1998, 1999, 2000, 2001 and 2002, the number of acres of sugarbeets equal to the number of Preferred Shares of the Company then owned by Grower, subject to (i) over-plant and under-plant tolerances established annually by Company, and (ii) the terms of the offering for Preferred Shares issued pursuant to the 1997 stock offering. Company shall not be obligated to purchase sugarbeets, and Grower agrees to destroy prior to harvest, sugarbeets from all acres planted in excess of that authorized by Company. Land to be used for sugarbeet production, cultural and harvest practice requirements, and other matters may be specified by annual contract to be entered into between the Company and Grower as a supplement to this Agreement.

2.
DEFINITIONS:

(a)
The "per hundredweight value of recovered sugar" shall be the "net selling price per hundredweight of sugar", as hereinafter defined, recovered from that year's crop, adjusted for the difference between the opening inventory book value and its actual net selling price, and adjusted by valuing the closing inventory at its estimated net realizable value.

(b)
"Recovered sugar" contained in the sugarbeets delivered by Grower shall be determined by Company deducting from gross sugar (i) sugar loss to molasses on a fresh beet basis using the British Sugar Corporation's Impurity Index Formula as modified by Company, and (ii) Grower's share of other sugar losses incurred in the storage and processing of the sugarbeets, allocated on a per net ton of sugarbeets delivered basis, and increased by (iii) Grower's share of additional sugar recovered through the molasses desugarization process on a per net ton of sugarbeets delivered basis.

(c)
The "net selling price per hundredweight of sugar" sold shall be determined by deducting from the gross sales price all such charges and expenditures as are regularly and customarily deducted from such gross sales price of sugar in accordance with Company's system of accounting used to determine the "net selling price of sugar" sold.

(d)
"Agri-products revenue" shall be determined by using the net selling price of feed pulp, molasses, and any other by-product produced by the Company, of that crop year as determined in accordance with the Company's system of accounting.

(e)
Operating costs shall be determined in accordance with the Company's system of accounting, and shall include all costs and expenses not otherwise accounted for with respect to business done with members, and shall be net of results from beet seed and other miscellaneous member business.

3.
Payment for sugarbeets delivered each crop year shall be as follows:

  The Gross Beet Payment for sugarbeets delivered shall be the "per hundredweight value of recovered sugar" multiplied by the number of hundredweight of "recovered sugar" contained in the sugarbeets delivered by Grower. Grower's share of "agri-products revenue" will be added while Grower's share of "operating costs" will be subtracted, both allocated on a per net ton of sugarbeets delivered basis. The following allowances, costs and deductions, if applicable, will be used in adjusting Grower's Gross Beet Payment to Grower's Net Beet Payment:

  (a)
  FREIGHT AND HAULING ALLOWANCE PROGRAM: Company reserves the right to establish for each crop year covered by this Agreement, a freight and hauling allowance program and in connection therewith to allocate the cost of the freight and hauling allowance program among the growers.

  (b)
  EARLY DELIVERY ALLOWANCE PROGRAM: Company reserves the right to establish for each crop year, an early delivery allowance program in partial compensation to Growers for the delivery of sugarbeets prior to the commencement of the piling campaign. The cost of this program will be shared equally each crop year on a per net ton of sugarbeets delivered basis by all growers who have delivered sugarbeets to Company.

  (c)
  MINIMUM PAYMENT ALLOWANCE PROGRAM: Company reserves the right to establish for each crop year, a minimum payment allowance program. The cost of this program will be shared equally each crop year on a per net ton of sugarbeets delivered basis by all growers who have delivered sugarbeets to Company.

  (d)
  TARE INCENTIVE PROGRAM: Company reserves the right to establish for each crop year, a tare incentive program to encourage growers to reduce tare. The cost of this program will be allocated among the growers in a manner consistent with the program, as approved by the Board of Directors.

  (e)
  REDUCTION OF LATE HARVEST PROGRAM: Company reserves the right to establish for each crop year, a program to discourage late harvest by the growers. The cost of this program will be allocated among the growers in a manner consistent with the program, as approved by the Board of Directors.

  (f)
  UNIT RETAIN: A unit retain may be declared by the Board of Directors and the amount of such unit retain shall be deducted from the final payment to be made for sugarbeets. The Board of Directors may estimate an amount of unit retain to be declared prior to its declaration. Grower consents to the provisions of Company's bylaws with respect to the tax treatment to Grower of unit retains.

THE PROVISIONS OF PARAGRAPH NO. 4 TO PARAGRAPH NO. 14, BOTH INCLUSIVE, AS SHOWN ON THE REVERSE HEREOF, ARE PART OF THIS AGREEMENT. THE UNDERSIGNED REPRESENTS THAT HE/SHE IS AN AUTHORIZED REPRESENTATIVE OF GROWER AND THAT HE/SHE HAS THE AUTHORITY TO BIND GROWER TO THE TERMS OF THIS AGREEMENT.

Dated this      day of            ,      .

AMERICAN CRYSTAL SUGAR COMPANY	GROWER
By	By
Its	Its

4.
Settlement for sugarbeets delivered shall be made as follows:

(a)
An initial payment shall be made on or about November 15. Such payment shall be sixty-five percent (65%) of Company's then current estimate of Grower's Net Beet Payment for that crop year.

(b)
A second payment will be made on or about March 31. Such payment shall be an amount which will bring that payment plus the November payment to ninety percent (90%) of Company's then current estimate of Grower's Net Beet Payment for that crop year.

(c)
The final payment, which together with the prior payments shall equal one hundred percent (100%) of the Net Beet Payment, shall be made no later than 15 days after the completion and acceptance of the report of Company's independent public accountants on the audit of Company's financial statements as of its last fiscal year end.

5.
Grower agrees to abide by the Articles of Incorporation and the Bylaws of Company, to comply with all applicable federal, state and local laws, ordinances, regulations and rulings, as well as Company's operational and agricultural regulations and policies. Grower acknowledges and agrees that Grower is required, pursuant to this Agreement (and any annual supplement hereto) and the Bylaws of Company, to grow and deliver the sugarbeet crop to Company in each year at the times specified by the Company, as provided by this Agreement. The failure of Grower to plant, grow and deliver said crop to Company will constitute a breach of this Agreement, which will result in economic loss to Company and may subject Grower to the following penalties:

(a)
Expulsion as a member of the Company;

(b)
Forfeiture of Grower's Common Stock in the Company and qualification to be a preferred shareholder of Company;

(c)
Termination of this Agreement and the right to deliver sugarbeets to the Company for processing; and

(d)
Payment of liquidated damages to the Company, which liquidated damages are hereby declared and stated to be an amount equal to Grower's share of Company fixed costs for processing of the crop.

6.
Grower further agrees to undertake and conduct soil testing on an annual basis on all land Grower utilizes for growing of sugarbeets pursuant to this Agreement. Grower further agrees to report and make available the results of said soil tests to the agricultural department of Company, together with information as to the amounts and kinds of fertilizer applied to the soil tested.

7.
Grower agrees that he shall use no pesticide, chemical or other substances in a manner which could result in any residue in or on sugarbeets grown for Company under this Agreement, or in any sugar or by-products produced from such sugarbeets, beyond the limits permitted by law or governmental regulations.

  Grower acknowledges and agrees that Company shall have the right to reject and refuse delivery of any sugarbeets to which have been applied, or which have been grown on ground to which has been applied, any unauthorized, non-registered, non-approved or prohibited pesticide, chemical or other substance.

  Grower further acknowledges and agrees that Company's right to reject or refuse delivery of any of said sugarbeets may be invoked by Company at its sole option, regardless of whether or not use of, or application of, an unauthorized, non-registered, non-approved, or prohibited pesticide, chemical or other substance results in, or may result in, a residue in or on the sugarbeets grown, or sugar or by-products produced from such sugarbeets.

  Grower agrees to hold harmless and indemnify Company and all shareholders of Company from any and all loss or damages Company or its shareholders may sustain as a result of a Grower delivering sugarbeets to Company to which have been applied, or which have been grown on ground upon or to which any unauthorized, non-registered, non-approved or prohibited pesticide, chemical or other substance has been applied.

8.
DELIVERY OF SUGARBEETS SHALL BE MADE BY GROWER AT SUCH TIMES, IN SUCH QUANTITIES, AND TO SUCH RECEIVING STATIONS AS MAY BE DESIGNATED BY COMPANY. Title and all risk of loss to said sugarbeets shall be and remain with Grower until such time as Grower completes delivery to Company at the designated receiving station, at which time title and risk of loss shall pass to Company. The sugarbeets shall be protected from sun and frost after removal from ground, including sugarbeets that are loaded on truck. Company has the option of rejecting any diseased, frozen or damaged sugarbeets, sugarbeets having less than 12% sugar or less than 80% purity, sugarbeets which, in Company's opinion, are not suitable for storage or for the manufacture of sugar, sugarbeets as to which, in Company's opinion, the terms and conditions of this Agreement have not been properly complied with, or for any other bona fide reason.

9.
All sugarbeets delivered shall be properly defoliated and free from excess dirt, stones, trash and other foreign substances of any kind which might interfere with handling and processing at Company's factories. All sugarbeets shall be subject to a deduction for tare. Tare determination, sugar percentage, and sugar loss to molasses shall be determined at quality laboratories operated by Company.

10.
It is agreed that the amount charged for all sugarbeet seed purchased from Company by Grower, and any and all other indebtedness to Company by Grower, whether due or not, shall constitute a debt which Company shall have the right to collect as it would any other contractual obligation. Any such amounts, or indebtedness which are due and payable or which hereafter may become due and payable to Company from the Grower shall be, become and remain a first and prior lien on the crop of sugarbeets to be grown and may, if not previously paid by Grower, be deducted by Company from any payments from Company to Grower which shall become due or under this Agreement or any subsequent beet contract between Company and Grower. Grower agrees to repay Company at the time of Grower's initial beet payment for each crop year all such amounts or indebtedness, together with interest at a rate to Grower as may be set by Company, but not to exceed the highest rate allowed by law. Notwithstanding any other remedy which may be available, Company shall have the rights, exercisable at its option to offset any indebtedness to Company against the beet payments to be made to Grower hereunder.

11.
In no event shall Company be liable to Grower for partial or complete failure of crop or for any injury or damage to sugarbeets prior to the time of delivery to Company.

12.
Fire, strikes, accidents, acts of God and the public enemy, or other causes beyond the reasonable control of the parties which prevent Grower from the performance of this Agreement, or Company from utilizing the sugarbeets contracted for in the manufacture of sugar, shall excuse the respective parties from the performance of this Agreement.

13.
Subject to the limitations set forth in the Articles of Incorporation and Bylaws of Company. this Agreement shall be binding upon Grower, his heirs, legal representatives, successors and permitted assigns; and upon Company, its successors and assigns. This Agreement shall not be transferable by Grower without written consent of Company. No agent of Company has any authority to change, waive, or modify any of the terms or provisions of this Agreement.

14.
Company reserves the right to alter any provisions of this Agreement; provided, any such alteration is approved at any regular or special meeting of the Shareholders of the Company at which a quorum is registered as being present or represented by mail vote, by a majority of the Shareholders so present or represented by mail vote, where the notice of such meeting contains a statement of the proposed alteration.

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FIVE YEAR AGREEMENT BETWEEN (Grower) and AMERICAN CRYSTAL SUGAR COMPANY (Company)